Exhibit 99.B(p)(11)

MCKINLEY CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

Revised January 1, 2009

CODE OF ETHICS
TABLE OF CONTENTS

Code of Ethics	Page 3
Policy	Page 4
Pre-Clearance of Personal Transactions	Page 7
Exemption from Pre-Clearance	Page 7
Reporting Obligations	Page 8
Exemption To Reporting Obligations	Page 9
Review and Enforcement	Page 10
Records	Page 10
Privacy Rights of Clients	Page 11
Political Contributions	Page 11
Responsibility of Employees to Report Violations	Page 12
Insider Trading	Page 12
Disciplinary Actions	Page 16
Corporate Management/Corporate Governance	Page 16
Gifts and Entertainment	Page 17
Charitable Donations	Page 20
ERISA	Page 22
Books and Records	Page 23
Forms
Initial and Annual Code and Insider Trading Certificate	Page 24
Annual Disclosure of Personal Brokerage Accounts	Page 25
Annual Security Holdings	Page 26
Quarterly Securities Transactions	Page 27
MCM - Gift Log	Page 28
MCM — Employee Position on Boards	Page 29
MCM — Outside Activity Log	Page 30

CODE OF ETHICS

McKinley Capital Statement

Code of Ethics

McKinley Capital Management, LLC’s (McKinley Capital) primary responsibility has always been and will continue to be the protection of client assets.

The primary responsibility of each McKinley Capital director, officer and employee is to carry out his or her duties in an ethical and diligent manner which is designed to comply with all regulations and protect and enhance client relationships. Furthermore, each individual is expected to apply the same principles and moral codes in all personal and social pursuits.

The McKinley Capital Code of Ethics and Personal Trading Policy and Procedures (the “Code”) has been in place for many years, and is continually re-evaluated for its effectiveness and efficiency as our business lines, client bases, the financial industry and regulatory mandates all become more complex.

The Code is not simply a regulatory compliance statement that applies certain explicit business standards. The Code addresses the entire McKinley Capital Compliance Program and underscores the general guidelines, principles and standards that have been designed to further assist individuals with implicit and explicit regulatory, corporate, and personal directives.

All directors, officers and employees are subject to the Code rules and regulations regardless of position, length of employment, or area of expertise. The Code is also reflective of McKinley Capital’s corporate codes and business values, and thus all applicable personnel are held to the highest standards of business and personal integrity at all times. McKinley Capital takes great pride in its reputation and we are confident that all personnel will comply with all regulatory and firm specific rules and procedures. The Code is fully supported by senior management and is constantly reinforced through active business and compliance communications and periodic education and training.

Violations of any regulations, policies and/or procedures will not be taken lightly and ignorance of the requirements and/or poor memory retention are unacceptable excuses. All violations will be addressed and resolved by senior compliance and business management (as deemed appropriate) as quickly as possible.

The Chief Compliance Officer (CCO) is held responsible and liable for implementing and supervising policies and procedures. In addition, the SEC and other regulators require proof that any policy or procedure violations carry the appropriate penalty actions. Such actions may include but are not limited to: personal trading restrictions, loss of salary/bonus/general compensation, fines, suspension, termination, criminal and/or civil legal actions.

McKinley Capital places its trust and future in its employees’ hands. We must at all times conduct ourselves in a manner that will ensure regulatory adherence, promote client confidence, and support firm and personal high ethical standards.

POLICY

Code of Ethics and Personal Trading Policy

Introduction

As McKinley Capital employees, we frequently encounter a variety of ethical and legal questions. There are no shortcut formulas or automatic answers to many of the business choices we must make every day. In some instances, the Code of Ethics and Personal Trading Policy will only be able to provide a baseline standard for our actions, but underpinning these guidelines are the values we share as McKinley Capital employees:

•                  Dedication to every client’s success;

•                  Trust and personal responsibility in all relationships

Personal Trading Policy

McKinley Capital has confidence in the integrity and good faith of its directors, officers and employees. However, the firm recognizes those individuals may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made on behalf of one or more of the McKinley Capital individually managed accounts, sub-advised separate accounts, and registered and non-registered funds, all collectively referred to as (“Clients”). Such knowledge could place those McKinley Capital related individuals, (if they engage in personal transactions in securities that are eligible for investment by Clients), in a position where their personal interests may conflict with those of McKinley Capital’s Clients.

In view of the foregoing, and in accordance with Rule 204A-1 of the Investment Advisers Act of 1940, and the provisions of rule 17j-1(b)(1) of the Investment Company Act of 1940, McKinley Capital has adopted this Code of Ethics and Personal Trading Policy (“Code”). This Code prohibits certain types of personal transactions deemed to create conflicts of interest, or at least the potential for, or the appearance of, such a conflict and establishes reporting requirements and enforcement procedures.

Please be reminded that McKinley Capital considers personal trading activities to be a privilege and not a right for every employee. Certain job descriptions may require additional restrictions and/or total prohibition from personal trading activities. Personal trading activities may be revoked for any and/or all employees at any time if deemed advisable for regulatory reasons or to protect client assets.

Definitions

1.               Access Person — all personnel including directors and certain contractors of McKinley Capital who are located in any of the firm’s offices or remote asset management related business locations, and/or who may have access to any firm generated or distributed data, or any client related information.

2.               Beneficial Ownership - of a security is generally determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. You should consider yourself the Beneficial Owner of any securities in which you have a direct or indirect pecuniary interest; which is the opportunity to profit directly or indirectly from a transaction in securities. Thus, you may be deemed to have Beneficial Ownership of securities held by members of your immediate family sharing the same household (i.e., a spouse, domestic partner, parents or children), or by certain partnerships, trusts, or other arrangements.

3.                    Blackout Period - a period during which Access Persons may not execute personal transactions because McKinley Capital may be trading in the same or similar securities on behalf of clients. In order to avoid any implications of impropriety or conflict of interests, McKinley’s Blackout Period is six (6) days and applies to all Covered Security transactions. This means no Access Person shall purchase or sell any Covered Security within at least three (3) business days before and/or after the same security is being purchased or sold by/on behalf of Clients.

4.                    Covered Security - any stock, bond, future, option, derivative, investment contract or any other instrument that is considered a “security”.

The term “Covered Security” is very broad and includes instruments you might not ordinarily think of as “securities,” such as:

•                  Options on securities, indexes and currencies;

•                  Investments in limited partnerships;

•                  Exchange Traded Funds (ETFs), closed end funds, foreign mutual, funds, and foreign unit trusts;

•                  Private investment funds, hedge funds, and investment clubs;

•                  Proprietary mutual funds;

•                  Non-proprietary mutual funds that are advised or sub-advised by McKinley Capital;

•                  Fixed income and credit related vehicles;

•                  IPOs and Secondaries;

•                  Fixed Income and Credit backed instruments (with the exceptions mentioned below).

Covered Security does not include:

•                  Direct obligations of the U.S. government (e.g., treasury securities);

•                  Bankers’ acceptances, bank certificates of deposit, commercial; paper, and high quality short-term debt obligations;

•                  Repurchase agreements;

•                  Money market funds;

•                  Shares of open-end mutual funds other than those that are advised or sub-advised by McKinley Capital;

•                  Commodities including all metals, products and by-products

•                  Currency transactions;

•                  NOTE: Investments not considered Covered Securities do not need to be reported. However, personal securities accounts which hold or could hold Covered Securities do need to be reported.

5.                    Holding Period - short term trading in all Covered Securities is prohibited. In general, all covered securities transactions must be held for a minimum sixty (60) days. (This holding period must be observed even if a security is currently trading at a loss to the original purchase price.)

6.                    Initial Public Offering (IPO) - is an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

7.                    Market Timing - is excessive short-term trading in mutual funds. Such activities can be detrimental to long-term fund shareholders, and consequently, fund companies must maintain policies and procedures to detect and prevent market timing abuses and other short-term trading.

8.               Private Placement - an offering of a stock or bond that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) in the Securities Act of 1933.

9.               Trading Day – same day market place trading hours. Pre-clearance is only approved for the same trading day. For example: a trade request for a U.S. traded security approved at any time on a Monday, is good for the Monday trading market only – that is, 9:30 A.M. – 4:00 P.M. ET (5:30 A.M. to 12:00 P.M. Alaska time) A trade that is approved for execution in the U.K. for the same trading day would need to be executed prior to 4:00 P.M. U.K. time which is 7:00 A.M. Alaska time 11:00 A.M. ET. A trade to be executed in the Australian market approved on a Monday would be approved for trading day Tuesday due to time zone differences.

Statement of General Fiduciary Principles

In recognition of the trust and confidence placed in McKinley Capital by its Clients and to give effect to McKinley Capital’s belief that its operations should be directed for the benefit of its Clients, McKinley Capital hereby adopts the following general principles to guide the actions of its directors, officers, employees and other Access Persons.

1.               The interests of Clients must be placed first at all times.

2.               This Code serves as McKinley Capital’s standard of business conduct and fiduciary obligations of its Access Persons. These standards represent the minimum requirements and not what we should all seek to achieve.

3.               Access Persons are required to immediately report any violations of this Code to the McKinley Capital CCO or his/her designee. Any retaliation against any individual who reports a violation under this Code will constitute a violation of the Code.

4.               Access Persons are required to comply with applicable Federal Securities Laws.

5.               All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

6.               All Access Persons must avoid actions or activities that allow, or appear to allow, any such person to profit or benefit from his or her position with respect to Clients, or that otherwise bring into question the person’s independence or judgment.

7.               Access Persons are prohibited from trading, either personally or on behalf of others, while in possession of material nonpublic information. (Refer to the Insider Trading Policy.)

8.               Market Timing abuse in mutual funds is strictly prohibited. Access Persons should be aware of and are required to comply with the Market Timing policies for all mutual fund investments.

9.               This Code does not attempt to identify all possible conflicts of interest. Literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct which violates a fiduciary duty to Clients.

Prohibited Purchases and Sales of Securities

1.             Access Persons are generally prohibited from purchasing and/or acquiring Beneficial Ownership of equity or fixed income securities as part of any Initial Public Offering (IPO).

2.               Only those access persons whose accounts are [officially] managed by McKinley Capital may participate in a block trade with any Client transaction.

3.               Access Persons are prohibited from short term trading that violates the Holding Period requirements.

4.     Access persons are prohibited from engaging in insider trading activities.

Pre-Clearance of Personal Transactions

Access Persons are required to pre-clear personal transactions in all Private Placements and in Covered Securities except those noted herein. Pre-clearance requests must be submitted to the designated Compliance Officer prior to proceeding with the transaction. Access Persons are required to pre-clear investments in Private Placements by submitting the Private Placement request form and a copy of the Offering Memorandum associated with the investment to the designated Compliance Officer. Pre-clearance approvals are valid only for the date pre-clearance is granted. “Good till Cancel” or open orders (orders that could remain active beyond one trading day) are prohibited. In determining whether to grant approval, the designated Compliance Officer shall refer to all relevant sections of this Code.

Employees must submit personal trading requests via e-mail to the Compliance Group at: compliance@mckinleycapital.com. The request must include the following information:

1.               name of employee requesting the trade;

2.     name of account, account number and broker holding the account;

3.               buy/sell and security description, number of shares, symbol and market exchange (i.e. U.S., Japan, France, etc.).

Pre-clearance is not automatic and is secondary to firm and client priorities. Compliance will attempt to accommodate personal trading requests as soon as possible. However, there may be occasions where the compliance team simply cannot take the time to research and approve personal securities transactions. If a trade is not approved in writing by Compliance, the employee may not execute it. The employee must resubmit for pre-approval the following business day.

Furthermore, please be aware that receiving pre-clearance is no guarantee that the trade clearance will not be revoked the same day or within the next 3 day black-out window.

Avoidance of conflict of interests and front running issues: If the trading desk unknowingly has to trade in a security name the same day that security was pre-cleared for personal trading, or if the trading desk or portfolio management team determine that the security will be traded for client portfolios within the next 3 day (black-out) period, the employee will generally be required to reverse the personal trade even if executed. Any profits will be donated to a charity and losses will be the responsibility of the employee.

It is very important to understand all limitations on personal trading activities before entering any transactions.

Exempt from Pre-Clearance

The following personal transactions in Covered Securities are exempt from pre-clearance procedures. This exemption from pre-clearance does not release employees from reporting obligations, Holding Period restrictions or applicable securities laws:

1.               Purchases or sales which are non-volitional on the part of the Access Person, including purchases or sales upon receipt of an exercise notice of puts or calls written by the Access Person and sales from a broker imposed maintenance or margin account bona fide margin calls (notification and reporting are required.)

Note: Any options exercised at your discretion (including closing out option positions) must follow standard pre-clearance requirements.

2.               Purchases effected upon the exercise of rights issued by a security issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer. Non-voluntary corporate actions.

3.               Dividend Reinvestment Plans (DRIPS) purchases. Qualified DRIPS are exempt from pre-clearance requirements. Sales in these programs are not exempt from pre-clearance requirements.

Reporting Obligations

1.             Initial and Annual Holdings Reports - Each Access Person shall complete an Initial Holdings Report within 10 days of his or her start date. Thereafter, each Access Person shall complete an Annual Holdings Report no later than January 30 of each year for all Covered Securities as well as all securities accounts which hold or could hold Covered Securities in which the Access Person has any direct or indirect Beneficial Ownership. This includes the disclosure of accounts held by members of your immediate family sharing the same household. Information must be current within 45 days prior to the day the report is submitted. Reports must include:

•                  The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, date acquired (if available), number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;

•                  The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

•                  The date the Access Person submits the report.

2.             Quarterly Transaction Report - Each Access Person shall report transactions in Covered Securities where beneficial ownership exists within 20 days of each calendar quarter end. Reports must include for each Covered Security:

•                  The date of the transaction, the title, and as applicable its exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount;

•                  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•                  The transaction price;

•                  The name of the broker, dealer or bank where the transaction was effected;

•                  The date the Access Person submits the report; and

•                  A disclosure of any new account(s) in which the Access Person has Beneficial Ownership

3.             Initial and Annual Certifications - Each Access Person must certify initially within 10 days of his or her start date (and annually thereafter) that he or she has read, understands and recognizes that he or she is subject to the Code.

4.               Outside Business Activities Certification - Each Access Person must disclose:

•                  Initially, within 10 days of his or her start date, (and annually thereafter) any outside business activity whether compensation is received or not.

5.               Duplicate Statements and Confirmations - Each Access Person must direct their securities firms to supply McKinley Capital with copies of account statements and trade confirmations directly to:

McKinley Capital Management, LLC

Compliance Officer

3301 C Street, Suite 500

Anchorage, AK 99503

Personal and Confidential

Compliance will work with new employees to establish direct duplicate notification. This is generally accomplished through a “Rule 407” letter (so named after the original NYSE rule number that created the requirement for all NYSE registered members.) that Compliance can send to the employee’s broker-dealer. However, copies of the most current year end statement and month end statements must be provided in order to initiate these instructions.

NOTE: In instances where securities firms are unable to provide duplicate statements (examples may include 401k and stock plan accounts held outside McKinley Capital) employees must furnish copies with their Quarterly and Annual reports. Additionally, whenever possible, McKinley Capital will establish electronic data exchanges with securities firms to satisfy the duplicate statements and confirmations requirement.

Exception to Reporting Obligations

Fully Discretionary or Managed Accounts - Access Persons may have discretionary accounts managed by an external party in which full discretionary authority has been granted via a signed legal contract. For this type of account, no communication between the external investment manager and the employee with regard to investment decisions is permitted to occur prior to the investment manager’s execution. Transactions and holdings in these accounts do not need to be reported to McKinley Capital. Employees must provide the CCO or designee with a letter signed by the investment manager or other external party confirming that the account is fully discretionary, and that the employee has no power to affect or influence investment decisions. In lieu of providing a letter, a signed copy of an Investment Advisory agreement or other legal document will suffice if all applicable points above are covered.

Additional Restrictions and Requirements

1.               No Access Person shall give or receive any gift or other item regardless of value except in accordance with the McKinley Capital Gifts and Entertainment Policy.

2.               Generally, no Access Person may accept a position as a director or trustee of a publicly traded company whether or not the position provides compensation in any form.

3.               In the event of extended Medical or Military Leave, Access Persons should notify the Compliance Officer as reporting deadlines, in many cases, will continue to apply.

Review and Enforcement

1.               The Chief Compliance Officer (CCO) (or designee) shall conduct periodic spot checks to ensure that Access Persons do not attempt to knowingly front run Client trading activity by placing personal trades within 3 business days before or after Client trading (also referred to as the Blackout Period).

2.               The CCO (or designee) shall compare personal securities transactions reported pursuant to all sections of this Code with completed portfolio transactions of Clients for the relevant time period to determine whether a violation of this Code may have occurred. Before determining that a violation has been committed by any person, the Compliance Officer shall give such person the opportunity to supply additional explanatory material. Pre-clearance approval does not necessarily mean a trade is not in violation of the Code as the Compliance Officer does not have prior knowledge of Client trading activity occurring after preapproval is granted. Conversely, a trade that occurs during the 3 day Blackout Period is not automatically considered a violation. The Compliance Officer will apply subjective analysis to each transaction to determine whether a trade within the 3 day Blackout Period presents a conflict or the appearance of a conflict with trading on behalf of Clients.

3.               If a violation has occurred, the CCO may, after determining the seriousness of the infraction, impose one or more of the following:

•                  Reversal of the trade, with profits (if any) donated to a charity;

•                  Monetary fine — to be donated to a charity;

•                  Partial or full restriction on all personal trading. A partial restriction is usually 6 months or more, a full restriction usually results in disallowing the employee from conducting ANY personal trading for the remainder of his or her association with McKinley Capital;

•                  Recommend Suspension or termination of employment.

Additionally, General Counsel (GC) may determine that additional legal action may be warranted. Severity of the violation and any history of non-adherence to the Code will be the basis for a determination of appropriate disciplinary action.

Records

McKinley Capital shall maintain records in the manner and extent below under the conditions described in Rule 204-2 of the Investment Advisers Act and Rule 31a-2 under the Investment Company Act. As noted below, records shall be maintained in a readily accessible place for at least five years, with the first two years in an office of McKinley Capital:

1.               A copy of each Code that has been in effect at any time during the past six years;

2.               A record of any violation of the Code and of any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

3.               A record of all written acknowledgments (as required by Rule 204A-1) for each person who is currently, or within the past five years was an Access Person of McKinley Capital, shall be retained for five years after the individual ceases to be an Access Person.

4.               A record of each report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five years from the end of the last fiscal year in which it was made.

5.     A record of all persons who have been required to make reports pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it was made.

6.     A record of any decision, and reasons supporting the decision, to approve the acquisition of securities by Access Persons for at least five years after the end of the fiscal year in which the approval is granted.

PRIVACY RIGHTS OF CLIENTS

To protect the rights of clients’ privacy, McKinley Capital expects employees to:

•      Securely maintain all files and records which contain customer Information;

•      Divulge no personal or financial information to others except with proper customer authorization, through proper legal process or regulation, or for permissible credit reporting purposes;

•      Fully adhere to McKinley Capital’s corporate policies.

RESPONSIBILITY OF CITIZENSHIP

•      McKinley Capital will present itself as a valued corporate citizen in every community in which it operates, supporting worthy civic, cultural, educational, social, and other programs contributing to the quality of life when appropriate.

•      Employees are encouraged to exercise their rights and duties as private citizens. Since certain civic activities may adversely affect job performance, employees must obtain written approval from the CEO, CIO, or COO before seeking or accepting any public office and before serving as the chairperson.

•      Although employees are encouraged to participate freely and actively in the political process, they must follow all applicable laws, rules, and regulations (including those relating to conflicts of interest and ethical improprieties by government officials) and make sure that the activities do not interfere with the employee’s ability to perform his or her employment duties.

•      No bribe or other compensation to influence a decision or action should be paid to or accepted from any political or government official.

POLITICAL CONTRIBUTIONS

•      Federal law prohibits all corporations from making federal political contributions. In addition, various state laws further limit the ability of corporations to make political contributions.

•      Employees may contribute on their own behalf to political candidates provided all applicable laws as well as specific departmental policies are followed.

•      There are no rules restricting employees from volunteering for political functions or service. However, employees may not sport or display the McKinley Capital logo or otherwise suggesting McKinley Capital’s affiliation with or support of any political activity.

RESPONSIBILITY OF EMPLOYEES TO REPORT VIOLATIONS

If you believe the law and/or the Code is being violated, including concerns regarding questionable accounting, auditing, portfolio, client, employee or other matters, you must report the situation promptly (within 48 hours) to the CCO or General Counsel. If you believe that your welfare and safety will be compromised in reporting instances of suspected misconduct, you should bring that concern to the attention of the Director of Human Resources, General Counsel or the CCO at that time. Your welfare and safety are very important to the firm and senior management. You may report the incident or situation anonymously if you prefer. In such event, your identity will remain confidential unless legal or regulatory requirements would be violated by doing so. Your concerns or suspicions are also important to the company. Reporting the activity will not subject you to discipline, absent a knowingly false report. An investigation will be initiated and appropriate actions taken. McKinley Capital will ensure unbiased treatment of all parties concerned. Such disclosure does not eliminate the obligation to file federal suspicious activity reports or other required regulatory filings.

INSIDER TRADING

Rule 10b5-1 under the Securities Exchange Act of 1934 creates a presumption that a person aware of material nonpublic information has “used” that information in trading, subject to designated affirmative defenses aimed at showing that the information was not a factor in the trading decision. Rule 10b5-2 defines the type of family or other non-business relationships that give rise to a duty not to “misappropriate” material nonpublic information. Anyone who is employed by, or performs any duties on behalf of McKinley Capital is subject to these Insider Trading policies.

1.     What is Insider Trading?

Insider trading is seen as an abuse of an insider’s position of trust and confidence, and is harmful to the securities markets resulting in the ordinary investor losing confidence in the market.

Insider trading is prohibited by federal securities regulations so as to maintain the assurance afforded to investors that they are placed on an equal footing and they will be protected against the improper use of insider information.

Tipping of certain information by a McKinley Capital employee to a third party is also prohibited, because the information is given to certain persons and not the public at large.

Generally, insider trading falls within one of three categories:

•      True insiders such as research analysts, portfolio managers, and directors;

•      Quasi insiders such as professional McKinley Capital lawyers, auditors and financial relationships. These are people who have access to firm records and firm offices for business reasons but are not considered to be employees;

•      Tippees - those who acquire from or are in some manner given access to information by an insider.

Insider information is that type of information which is likely to affect the price of a security if it were publicly known. In all cases the necessary material information should be disseminated to the market place before the insider makes use of the news. Timing is of the essence and enough time must expire in order to allow for “public knowledge” to be adequately disseminated.

Sanctions for inappropriate insider profiteering could result from criminal or civil actions. A key element is that the information is known to be “insider” information. In other words, insider dealing must be deliberate.

There is no limitation as to the securities covered by the insider trading prohibition. Therefore insider rules apply to all types of securities, whether listed or unlisted.

2.     What is not insider trading:

Mosaic Theory: A method of analysis used by security analysts to gather information about a corporation. Mosaic theory involves collecting public, non-public and non-material information about a company in order to determine the underlying value of the company’s securities and to enable the analyst to make recommendations to clients based on that information.

Using information acquired from street side or other third party analysts regardless of the timing unless so directed by the author or originator of the material.

Policy

In certain instances, a conflict of duties exists because trading on insider information is prohibited and at the same time there is a duty to trade to protect the interests of our clients. This could emerge in instances where a broker or a bank managing a discretionary investment account becomes aware of unpublished price sensitive information. There may be a conflict between the duty not to trade and the duty to act in the best interests of clients. The prohibition of insider trading is usually overriding.

It is the Policy of McKinley Capital that all investment decisions regarding the purchase, sale, or retention of publicly traded securities shall be made only on the basis of information available to the general public. No such decision be made on the basis of any material inside information concerning securities, which may come into the possession of McKinley Capital personnel, whether such information is obtained intentionally or unintentionally. No employee may trade, either personally or on behalf of others (such as accounts advised by McKinley Capital), in a security with respect to which he or she possesses material, non-public information, nor may such person communicate material, non-public information to others in violation of the law. Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. McKinley Capital personnel shall not seek access (either directly or indirectly), to Credit Files, Securities Underwriting Files, or other files for investment decision purposes.

Personnel in possession of material inside information concerning publicly held securities should promptly verbally communicate the situation to GC and/or the CCO. Appropriate steps shall then be taken to prevent any investment decisions being made on the basis of such information. These prohibitions do not apply to non-publicly traded securities of closely held corporations, for which McKinley Capital has current or prospective fiduciary or advisory responsibility.

Rule 10b5-1 “Use” versus “Possession”

In the past, the SEC has maintained in enforcement cases that a trader may be liable under Exchange Act Rule 10b-5 (the principal insider trading prohibition) for trading while in “knowing possession” of material nonpublic information and that it is not necessary for the government also to prove that the trader “used” the information for trading. Rule 10b5-1 provides that for a purchase or sale of a security to be considered acting “on the basis of” material nonpublic information as required for a violation of Rule 10b-5 will depend on whether the person making the purchase or sale was “aware” of the information at the time of the purchase or sale. Under Rule 10b5-1, a defendant found to be “aware” of material nonpublic information at the time of a trade must prove that before becoming aware of the information, he or she had:

1.     entered into a binding contract to make such trade;

2.     instructed another person to make the trade for his or her account, or

3.     adopted a written plan for trading pursuant to which such trade was made.

Such a contract, instruction or plan must have either:

•      specified the amount to be purchased or sold, the price (which may be a particular dollar price or the market price on a particular date or a limit price) and the date on which the securities were to be purchased or sold (which may be any date during the period a limit order is in effect),

•      included a written formula or algorithm or computer program for determining amount, price and date, or

•      permitted the trading person to exercise no influence over how, when or whether to effect purchases or sales.

Rule 10b5-1 includes an additional affirmative defense available only to trading parties that are entities. Under this provision, an entity will not be liable if it demonstrates that the individual making the investment decision on behalf of the entity was not aware of the information and that the entity had implemented reasonable “Fire (formerly known as Chinese) Wall” policies and procedures to prevent insider trading.

Rule 10b5-2 enumerates a non-exclusive list of non-business relationships under which a sufficient duty of trust or confidence will exist. These include:

•      Whenever a person agrees to maintain information in confidence (a bilateral agreement);

•      Whenever the person communicating the information and the person to whom it is communicated have a history, pattern or practice of sharing confidences, such that the person communicating the material nonpublic information has a reasonable expectation that the other person would maintain its confidentiality; or

•      Whenever a person receives or obtains the information from the person’s spouse, parent, child or sibling. The rule specifies, however, that the sufficiency of this last category may be rebutted if the defendant proves that the person providing the information “had no reasonable expectation that [the defendant] would keep the information confidential, because the parties had neither a history, pattern or practice of sharing confidences, nor an agreement or understanding to maintain the confidentiality of the information.” In other words, a husband accused of breaching a duty of confidence to his wife by trading on information she had passed to him could rebut the presumption by proving that his relationship with his wife was so bad that she had no reasonable expectation that he would not betray the confidence by trading.

Procedures

Because all individuals associated with or performing duties on behalf of McKinley Capital are subject to these Insider Trading policies, each individual is also responsible for the following procedures with respect to thwarting or detecting Insider Trading rule violations:

1.     Read and comply with the policies and procedures stated here.

2.     Initiate no trades in accounts for which you have direct or indirect beneficial interest in securities about which material non-public information is known to exist.

3.     Do not disclose any material non-public information to family, friends or clients.

4.     Notify the CCO or GC when you suspect a potential violation of insider trading rules.

5.     Properly document and submit to McKinley Capital Compliance on the appropriate internal forms all outside activities, directorships, and material ownership of a public company (over 5%).

Internal Controls

The CCO shall be responsible for setting forth policies, procedures, monitoring adherence to the rules of insider trading, pre-clearance of employees’ personal security transactions, and the implementation of the Code of Ethics. To this end the CCO, or his or her designee, shall:

1.     create, review and revise as needed, the policies and procedures for detecting and preventing violations to the Insider Trading policies;

2.     upon an individual being hired by McKinley Capital and annually thereafter, communicate to all associated individuals or those who perform duties on behalf of McKinley Capital, the firm’s policies and procedures related to Insider Trading.

3.     document any investigation of possible insider trading violations by recording:

•      the name of the McKinley Capital employee involved;

•      the security name and symbol;

•      any client accounts reviewed;

•      the final decision of disciplinary action taken, if any;

•      the date the investigation commenced and ended.

Rumors

No employee shall originate or circulate in any manner a rumor concerning any security which the individual knows or has reasonable grounds for believing is false or misleading or would improperly influence the market price of such security. All personnel are unequivocally prohibited from communicating or transmitting “false rumors” or other information regarding Portfolio Investments, potential Portfolio Investments, publicly traded companies, or any other investment institution which such person does not know or reasonably believe to be true to any person outside of the Company for any reason.

Rumors may not be used to effect personal client trading activities, may not be used in an attempt to illegally manipulate the market, may not be used in an attempt to affect the pricing of a security, and may not be communicated in any form to others (with the exception of the CCO and GC). Personnel must promptly report to the CCO or GC any circumstance which reasonably would lead the individual to believe that any such rumor might have been originated or circulated.

Disciplinary Actions

Employees, officers, or directors of the company who violate Insider Trading Rules and/or these polices shall be subject to disciplinary action by the company, which may include, but is not limited to, termination.

CORPORATE MANAGEMENT / CORPORATE GOVERNANCE

Out of an agreement between the New York State Attorney General and Merrill Lynch on May 21, 2002, was born the Investment Protection Principles (the “Principles”). Most of the principles were the results of findings that certain investment firms and stock analysts had conflicts of interest or secret agendas when making investment decisions for clients, and may have given misleading information to investors, including state pension funds.

The conflicts of interest specific to these principles may arise when money managers handle both public pension funds and corporate 401(k) clients. Some money managers may feel obligated to invest the assets of a public pension account in the securities of their corporate clients, regardless of whether the investment is suitable or not.

A different type of conflict can arise when research analysts are reluctant to disclose negative information about their corporate clients, even though withholding the information could adversely affect public pension fund investments. “The evidence revealed that the analysts writing stock reports at times functioned essentially as sales representatives for the firm’s investment bankers, using promises of positive research overage to bring in new clients and stock offerings,” (Testimony of New York State Attorney General Eliot Spitzer, June 26th, 2002, before the Senate Committee on Commerce, Science and Technology, Subcommittee on Consumer Affairs, Foreign Commerce and Tourism, Hearing on Corporate Governance).

These principles were designed to keep investment bankers within a broker-dealer from exerting undue influence over research analysts within the same firm, and to discourage prioritization of one type of client over others. Several states and public pension funds require asset managers to take certain actions and/or certify compliance with the principles as a condition of being appointed manager of public funds.

Policy

McKinley Capital holds the Investment Protection Principles formulated out of the agreement between Merrill Lynch and Co. and the New York State Attorney General in high regard. McKinley Capital’s adoption of these policies and procedures serves to highlight the ethical structure that has long been encouraged and supported within McKinley Capital.

Procedures

McKinley Capital operates free of any investment banking conflict of interests and from any affiliated entities conflicts of interests. Procedures for addressing conflict of interests include:

1.     Offices of McKinley Capital are located in separate locations, and in some instances, different states;

2.     The McKinley Capital Portfolio Management Team in concert with the CIO makes the investment decisions for McKinley Capital managed accounts;

3.     To address material conflicts of interest (as defined by the SEC) involving McKinley Capital relationships, the McKinley Capital Proxy Policy includes the duty to advise its clients that a conflict exists and to either commit the voting rights for that particular security to the clients or to engage the services of an independent fiduciary voting service to vote on any such proxies;

4.     Upon request, McKinley Capital will, to the extent permitted under confidentiality requirements, annually provide a list of clients that are publicly-held companies;

5.     Disclose annually the manner in which management compensation may be affected resulting from the solicitation or acquisition of new clients or the retention of existing clients;

6.     Report quarterly the amount of commissions paid to broker-dealers, and the percentage of commissions paid to broker-dealers that have publicly announced that they have adopted the Investment Protection Principles.

Outside Directorships and Business Interests

Written approval by the CCO or GC is required before any employee may serve as a director or trustee of any corporation. Any significant interest in a business by an officer or employee of McKinley Capital shall be reported to the CCO or GC. Furthermore, any employee who accepts another position outside of McKinley Capital must report this activity to the McKinley Capital Compliance Department using the Outside Activities Report form at time of hire. Or if considering a new position outside of McKinley Capital, and annually thereafter. Generally, no access person may accept a position as a director or trustee of a publicly-traded company whether or not the position provides compensation in any form.

Exceptions to this policy are not permitted without prior written approval by the GC or CCO.

Competing with Others

No officer or employee of McKinley Capital may take for him or herself an opportunity which belongs to the firm or the firm’s clients.

Under no circumstances shall any officer or employee engage in any outside activity for compensation that utilizes any of the services or facilities of McKinley Capital. The specific types of outside activities that may produce a conflict of interest include:

1.     Employment with a company, or personally engaging in any activity, that is in competition with McKinley Capital.

2.     Rendering investment counsel or other advice based upon information, reports, or analyses that are accessed primarily from or through McKinley Capital employment.

3.     Personal use of McKinley Capital technology, equipment, supplies or facilities.

4.     All work product, support materials and documentation, activities, technology, financial processes, etc., acquired and/or generated on behalf of or for McKinley Capital belong to the firm. Any personal use of this data or information must be pre-approved in writing by GC or the CCO.

GIFTS & ENTERTAINMENT

The SEC IAA Rule 206(4)-3, the general antifraud provisions of the Investment Adviser’s Act of 1940, ERISA and other applicable regulations serve as the premise for this policy on giving and accepting gifts.

Definitions for Purposes of this Policy

1.     Gift - an item given or received as a result of an existing or prospective business relationship. Gifts are not the same as Entertainment, (i.e., giving tickets to a sports or theater event where a McKinley Capital employee is not present is a gift.)

2.     Entertainment - a business-related activity or event involving an Outside Party with a McKinley Capital employee present at the event. This includes theater, sporting, working meals, and other social events.

3.     Outside Party - any existing or prospective “business source,” such as a client, vendor, brokerage firm registered representative, consulting firm, the issuer of a portfolio security, etc.

4.     ERISA Account Official (a/k/a/ “Parties in Interest”) - Plan fiduciaries; (trustee, employer, plan sponsor, plan administrator, investment McKinley Capital investment and administrative committees); also “non fiduciaries,” those who impact plan decisions (attorneys, consultants, actuaries, etc.).

General Policy

This policy applies equally to all parties where payment for a gift or entertainment is either a firm expense or an employee’s personal expense. Gifts must be nominal in value and reasonable in frequency. Unsolicited promotional (logo) material, general in nature and inconsequential in value, (pens, t-shirts, etc.), are permitted if occasional, and do not involve the expectation of a commitment of a business transaction.

This is a principle-based policy, and no policy is able to address every scenario. McKinley Capital employees shall conduct themselves as professionals exercising sound business judgment by weighing the business interest involved against possible public perception when deciding to give or accept gifts.

Group managers may implement policies/procedures in addition to those in this policy (“additional policies”); in which case the group manager shall be responsible for the awareness and familiarity of each employee to whom they are applicable. (All such policies and procedures must be approved by the CCO. However, these policies and procedures may only augment firm policies and procedures. No additional policy or standard may replace firm requirements.) Under no circumstances shall such policies impede an employee’s ability or responsibility to satisfy all policies provided in the firm’s official Code of Ethics.

Special circumstances may exist where a gift or entertainment request falls outside of guidelines and additional review and consideration is appropriate. Employees should submit supporting rationale and information to McKinley Capital’s Chief Operating Officer (COO), Chief Financial Officer (CFO) or CCO for review and/or approval.

Employees who violate this policy shall be subject to reprimand and possible disciplinary action up to and including termination of employment.

Gifts

Business gifts are designed to foster and promote relationships and goodwill. Conflicts arise when gifts compromise objective and independent business decisions. Even the perception of compromise is damaging to McKinley Capital’s image and integrity.

Giving Gifts

McKinley Capital employees must not offer or give gifts which may be viewed as:

•      overly generous/excessive;

•      aimed at influencing a decision-making individual or process;

•      designed to make the recipient feel obligated to provide business or other forms of compensation in return.

Accepting Gifts

Employees shall not accept gifts, favors, or any items of value which may influence their decision-making responsibilities or obligate them in any fashion. To avoid even the appearance of impropriety, employees shall observe the guidelines outlined below.

As many clients have established policies related to gifts, employees shall obtain and review any client and/or account administration-related guidance prior to giving a gift.

Guidelines for Giving and Accepting Gifts

Generally, the dollar value limit of gifts given to the same individual client, consultant or other similar business relationship in any calendar year is $250.

Generally, the dollar value limit of gifts received by an employee from any business related party in any calendar year is $100.

1.     Usually Permissible to Give or Accept

•      Promotional items of nominal value (pens, mugs, golf balls, etc).

•      Prizes won from games of chance (raffles or lottery-style games).

•      Flowers, gift/food baskets, etc., for reasonable and infrequent occasions such as holidays, birthdays, promotions, etc.

•      Gifts such as merchandise or products unless valued more than the stated dollar limits

2.     Approval of COO, CFO, CIO or CCO, Required Prior to Giving or Accepting

•      Offers of paid seminar or conference attendance and fees.

•      Offers of paid transportation, hotel, lodging, etc.

•      Annual or holiday gift amounts in excess of this policy’s amounts.

•      McKinley Capital paid charitable donations.

3.     Never Permissible to Give or Accept

•      Cash, items redeemable for cash, cash equivalents, or securities.

•      Articles of significant value.

•      Any item as part of a “quid pro quo” arrangement (i.e., “something for something”).

•      Gifts that violate any laws and or regulations (Federal, State, Local, ERISA, Taft-Hartley, State Statutes, etc).

•      Gifts to anyone who threatens to or has submitted a complaint about an employee or McKinley Capital.

•      Gifts that violate a client’s policies, McKinley Capital’s policy, industry standards, laws and or regulations.

Entertainment

Employees are permitted to entertain and to be entertained provided it is not excessive in value or frequency and fosters business relationships with potential or existing Outside Parties (i.e., clients, vendors, brokers, services providers, consultants, etc). McKinley Capital prohibits employees from entertaining as a means of personal gains.

Guidelines for Giving and Accepting Entertainment

1.     Usually Permissible

•      Occasional and reasonable business entertainment, such as a breakfast, lunch or dinner;

•      Theater, or regular sporting event tickets and the like (if cost is reasonable;)

•      Golf (greens fees and cart fees);

•      Invitation to cocktail parties.

2.     Requires Prior Approval of COO or CCO on a Case-by-Case Basis

•      Sponsorship and/or event participation requests;

•      Tickets to special events, such as a Super Bowl, World Series or Stanley Cup game and the like;

•      Entertainment beyond (1) day, (i.e. overnight cruises, hunting, or skiing trips);

•      Attendance or participation in a seminar or conference (excluding flight and hotel).

3.     Never Permissible

•      Unethical or illegal activity;

•      Payment of annual golf club membership dues;

•      Discretionary use of personal property;

•      Season tickets;

•      Vacations or other excessive and lavish trips;

•      Exchange of cash or cash equivalent.

Charitable Donations

1.     Personal Donations

Personal cash non-reimbursable donations to “charitable organizations”, including those to private schools or colleges and universities, churches, United Way, etc., need not be reported.

The stated gift limit of $250 per year per Outside Party does not apply to personal donations to charitable organizations.

2.     Personal Donations

Personal securities non-reimbursable donations to “charitable organizations”, including those to private schools or colleges and universities, churches, United Way, etc., should be reported to Compliance for record keeping purposes at the time of gifting. They do not need to be pre-cleared.

The stated gift limit of $250 per year per Outside Party does not apply to personal donations to charitable organizations.

3.     Corporate Donations

McKinley Capital sponsored donations to charitable organizations must be approved by McKinley Capital’s EMO (Executive Management Officer) or COO, or their respective designees, prior to gifting.

McKinley Capital employees must contact the COO or EMO for proper authorization and procedures when requesting McKinley Capital sponsored charitable contributions.

Employees with Memberships, Licenses and Charter Holders of Industry Associations

Affiliations/memberships with industry organizations may impose additional, more restrictive policies on McKinley Capital employees. In the event of policy overlap, the more restrictive policy shall be followed.

CFA Charter Holders

Charter Holders are subject to additional guidelines and restrictions provided in the CFA Institute Standards of Practice. Chartered employees must refer to the CFA Institute web site, and published manuals, including the Code of Ethics.

Personal Contributions to a Political Entity, Official/Candidate

1.     Pay-to-Play Definition

Public Funds (i.e. public pensions) are administered by elected officials for the benefit of citizens and retirees. Elected officials violate public trust when political contributions influence their selection of advisors for these public assets.

Similarly, McKinley Capital may be seen as seeking to influence the award of public advisory contracts through political contributions. Such practices violate their fiduciary obligations, as well. This “Pay-to-Play” practice is prohibited by the SEC.

Most state laws prohibit the giving or accepting of contributions or gifts between service providers and public fund/plan officials. You must consult the public fund client’s policies/regulations prior to giving or accepting any contributions or gifts.

Employees are prohibited from engaging in “Pay-to-play.”

2.     Personal Contributions to a Political Entity, Official/Candidate

Political contributions must not be made to a particular governmental entity or official/candidate that conducts business directly with McKinley Capital, and who may be in a position to influence the award of business to McKinley Capital.

Personal, non-reimbursable contributions to a particular governmental entity or official/candidate are permitted, and not reportable on your Gifts and Entertainment Log, provided the entity and/or official/candidate have no business relationship with McKinley Capital. In the instance where a business relationship does exist, each contribution must be pre-approved by the McKinley Capital EMO or GC.

3.     Corporate Contributions to a Political Figure or Party

No payments or gifts of any value shall be made to any Outside Party including domestic or international government official or political candidate with the purpose or intent of securing or retaining business for McKinley Capital or influencing decisions on its behalf.

The Federal Election Campaign Act prohibits McKinley Capital from making contributions to US Federal or State political parties, officials, or candidates.

The Foreign Corrupt Practices Act prohibits McKinley Capital from making contributions to political parties or candidates outside the U.S.

4.     Registered Investment Company (Mutual Funds) Distributors

The use of fund assets (brokerage commissions) to brokers for recommending funds that McKinley Capital manages is strictly prohibited and may be deemed paying for “shelf space,” which is a conflict of interest and a regulatory violation. McKinley Capital employees shall notify the CCO immediately upon learning of the existence of any such arrangements. Luncheons and nominal logo (marketing) items are permitted to be given during McKinley Capital or broker hosted instructional and educational meetings.

5.     Taft-Hartley Union Plan Clients

The Taft-Hartley Act, a/k/a/ Section 302 of the Labor-Management Relations Act, regulates multiemployer benefit plans (including multi-employer pension plans). Specifically, retirement plans which involve employee contributions where a union/union rep has authority in the administration/management of the plan’s assets.

ERISA (not Section 302) applies if the retirement plan is maintained/administered exclusively by employers or is maintained/administered exclusively by a union, without the use of employee funds. In the absence of specific direction McKinley Capital employees shall apply ERISA standards in relation to this policy.

• Required Reporting

Gifts and/or entertainment to Taft-Hartley plan officers and/or employees must be identified as such by each McKinley Capital employee on the Gift Log. This, along with the steps below, enables McKinley Capital to comply with the Department of Labor’s annual reporting requirements.

•      Department of Labor’s Annual Reporting Requirements to Taft Hartley Plan Related Parties.

1.     Managers must provide quarterly reports to the CCO which will be periodically reviewed throughout the reporting year.

2.     McKinley Capital shall file the appropriate LM-10 Report with the DOL within the filing period if applicable.

De Minimis Exception: Payments to a given union or union official are not reportable if they are de minimis. To meet this standard, the value of all gifts, gratuities or entertainment of a given union official must not exceed $250 in aggregate in a given fiscal year and must be unrelated to the recipient’s status in a union. If the aggregate for the year exceeds $250, all payments become reportable. Therefore, all gifts, gratuities and entertainment during a calendar year must be tracked by the McKinley Capital employee.

ERISA

ERISA is the federal law which governs the administration and management of qualified retirement plans sponsored by entities in the “Private Industry” (i.e. “for-profit” corporations, partnerships, etc.), and is aimed at:

1.     Protecting the rights and exclusive benefits of plan participants and plan assets;

2.     Mandates plan fiduciaries to act, manage, control and perform their duties solely in the best interest of plan participants;

3.     Prohibits “self dealing” (i.e. facilitating plan transactions):

•      In one’s own personal interest;

•      With “parties in interest” to the plan.

Plans which are not subject to ERISA, but often adopt ERISA or “ERISA-like” standards include:

1.     Public plans, plans established under federal, state, or local government (government entities);

2.     Certain church or church associated plans;

3.     Unfunded excess benefit plans (Private Industry);

4.     Plans solely for workers compensation, unemployment, or disability; and

5.     Plans established outside of the US for non-resident aliens.

“ERISA-Like” Standards

McKinley Capital employees must obtain, review, and be familiar with relevant ERISA rules, in particular the prohibited transaction rules, as well as client plan documents or client policies prior to giving or accepting gifts or entertainment in connection with ERISA plan employees or officials. Violating, or causing someone else to violate, ERISA rules is serious and is detrimental to McKinley Capital and to the individual causing the violation.

NON-ERISA STATE, COUNTY, CITY OR LOCAL GOVERNMENT PLANS

Most state statutes establish and regulate retirement plans for state employees, and usually include a code of ethics or guidelines (and possible reporting requirements) on gifts and entertainment. Employees must obtain and review a specific state’s statutes prior to gifting or providing entertainment.

Providing entertainment and other acts of hospitality toward government or political officials should never compromise or appear to compromise the integrity or reputation of the official or McKinley Capital. When entertainment is extended, it should be with the expectation that it will become a matter of public knowledge.

NON-ERISA STATE GOVERNMENT PLAN

Certain states, such as Florida, also have Standards of Conduct for all public officers and employees of state and municipal agencies that include language stating no public officer shall solicit or accept anything of value, including a gift, food or beverage, tickets to events, plants, or any other similar service or thing having an attributable value which would influence their decision making.

As many other states may have similar codes, employees should review the relevant state’s statutes or obtain permission from the CCO prior to engaging in such practice with any public officer/plan official.

Enforcement

If a violation occurs, one, more than one, or all of the following sanctions may be taken:

•      Verbal Admonishment;

•      Written acknowledgement from the employee that he/she has reviewed, fully understands and agrees to abide by the policy;

•      Written notice to the employee’s HR file including steps taken to ensure full compliance in the future;

•      Suspension or termination of employment

*Severity of the violation and any history of non-adherence to the Code will be the basis for a determination of appropriate disciplinary action. For purposes of suspension or termination, job performance and past acts may also be considered.

Books and Records

Records of all applicable documentation, forms, certifications, notifications, reports, and backup information and/or material must be retained for a minimum of six years by the applicable group or senior managers.

All information and data must be retained on-site for a minimum of two years. All material code of ethics violations or related issues must be retained for a minimum of three years after the individual involved is no longer employed by McKinley Capital or associated firms.

Initial and Annual Code and Insider Trading Certification

I certify that:

1.     I have read and understand McKinley Capital’s Code of Ethics which incorporates the Personal Trading Policy and Statement on Insider Trading (the “Code”). I acknowledge that I am subject to the Code and will comply with all sections and requirements of the Code.

2.     Since the date on which I received a copy of the Code, or the date of my most recent Certificate of Compliance, whichever is most recent, I have complied with all respects with the Code and the Policy, and I have disclosed or reported to McKinley Capital all personal Securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

3.     I have provided a complete and accurate list of all accounts with any brokerage firm or financial institution through which I effected any transaction in, or hold, any Covered Securities in which I have a Beneficial Owner interest. I have instructed each such broker or financial institution to provide to McKinley Capital’s Compliance Officer duplicate confirmations and statements for all of my personal transactions in Securities, and/or have authorized access to my account information through other electronic methods.

4.     I am fully aware that lack of knowledge of the Code of Ethics restrictions is no excuse for noncompliance and any violations (material or not) is cause for the initiation of disciplinary actions and sanctions up to and including termination.

Signature	Date

Printed Name

Annual Disclosure of Personal Brokerage Accounts

Please complete with full account information as described below for you and any account in which you have beneficial ownership*. (Responses such as “same as last year”, “same as on file”, are not acceptable answers.)

Return to Compliance Officer.

Account Name Number	Broker/Dealer	Account

*Fill in the above information if the following applies —

1)     If you have an account (managed or non-managed) outside McKinley Capital

2)     If anyone in your immediate family has a managed or non-managed account (immediate = same household) outside McKinley Capital

3)     Are you a co-signer on any managed or non-managed account outside McKinley Capital.

4)     Please advise if—

a.     A Person in your immediate household holds a position in another financial industry related firm; and/or

b.     If your account is managed by a relative at another financial institution,

If Yes, please provide the name of the company, position held, and relation.

Signature	Date

Printed Name

Annual Security Holdings

As of 12/31/2008

Ticker/Cusip	Name of Security	Number of Shares	Date Acquired

•      Either list all positions or attach an initialed copy of your latest Brokerage Statement(s).

(NOTE: for annual reports, we must have a copy directly from the employee — “statements on file” is not sufficient)

Signature	Date

Printed Name

Quarterly Securities Transactions

Ticker/Cusip	Name of Security	Number of Shares	Brokerage	Date Acquired

If No Transactions for the Quarter, Check Here

If ALL transactions were pre-cleared, Check Here

If only mutual funds that do not require pre-clearance were traded, Check Here

If McKinley Capital receives direct copies of brokerage statements, Check Here

Signature	Date

Printed Name

McKINLEY CAPITAL MANAGEMENT, LLC
GIFT LOG

DATE	EMPLOYEE	GIFTER	DESCRIPTION	ESTIMATED VALUE	RELATIONSHIP

Signature	Date

Printed Name

McKINLEY CAPITAL MANAGEMENT, LLC
EMPLOYEE POSITIONS ON BOARDS

EMPLOYEE	POSITION	ENTITY

Signature	Date

Printed Name

McKINLEY CAPITAL MANAGEMENT, LLC
OUTSIDE ACTIVITY LOG

1.             Employee Name

2.             Name of Company

3.             Is the company publicly traded?

4.             Is the Company or its’ Directors clients, or any way affiliated with McKinley Capital Management, LLC?

5.             Position Held -

6.             Job Functions -

7.             Approximate Income -

8.             Approximate hours worked -

9.             Will the activity require any time away or detract from your McKinley Capital duties?

If yes please explain -

10.           Are you aware of any conflict of interest that this position may present?

Explain

Manager Approval	Date

CCO Approval	Date

COO, EMO, or CEO Approval	Date

Employee Signature	Date